                                                                    EXHIBIT 12.1
                    WABAN INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                               FISCAL YEAR ENDED
                                  --------------------------------------------
                                  JAN. 27, JAN. 26, JAN. 25, JAN. 30, JAN. 29,
                                    1990     1991     1992     1993     1994
                                  -------- -------- -------- -------- --------
Income before income taxes and
 cumulative effect of accounting
 change.........................  $48,525  $30,686  $48,923  $ 68,275 $(33,977)
Add:
 Portion of rents representative
  of interest factor............   14,147   18,402   22,448    27,002   30,233
 Interest on indebtedness.......    3,918    5,578    7,178    11,023   13,996
                                  -------  -------  -------  -------- --------
  Income as adjusted............  $66,590  $54,666  $78,549  $106,300 $ 10,252
                                  =======  =======  =======  ======== ========
Fixed charges
 Portion of rents representative
  of the interest factor........  $14,147  $18,402  $22,448  $ 27,002 $ 30,233
 Interest on indebtedness.......    3,918    5,578    7,178    11,023   13,996
 Capitalized interest...........      103      217      521     2,441    2,773
                                  -------  -------  -------  -------- --------
  Fixed charges.................  $18,168  $24,197  $30,147  $ 40,466 $ 47,002
                                  =======  =======  =======  ======== ========
Ratio of earnings to fixed
 charges........................     3.67     2.26     2.61      2.63     0.22
                                  =======  =======  =======  ======== ========
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